Exhibit 2.1

This Agreement is between:-

New York Film Works Inc "NYFW" of 928 Broadway New York NY. 10010 and Bladon Studios Limited "Bladon" of 52 High Street Harrow on the Hill Harrow Middx HA1 3LL on the one part

and

Ian Macdonald of 30 Apsley Road. Clifton, Bristol BS8 2SS

Niall Johnson of Tan-y-Bryn, 51 Highdale Road, Clevedon, North Somerset BS21 7LR

and Diane Bateson-Smith of 19 Victoria Square, Clifton Bristol BS8 4ES

of the other part.

The Parties hereby Agree the following; -

Bladon will acquire the whole of the share capital of Purple Haze Productions Ltd "PHP" (formally Nymrod Productions Limited) for an issue of 250,000 Ordinary Shares in Bladon

Simultaneously NYFW will purchase from Ian Macdonald Niall Johnson and Diane Batson-Smith the newly issued Shares in Bladon for a consideration of Warrants in NYFW Common Stock of 47 Million Shares or an equivalent number of new shares amounting to no more than 5% of the re constructed capital of the company currently being undertaken under the Share Proxy drafted which is to be attached to the imminent SEC 10-K Filing.

Conditions Precedent

Completion of Due Diligence on PHP and it's subsidiary Moonlit Pictures Limited to include a satisfactory review of the Audited Accounts of PHP.

This agreement is entered into on the basis of the draft accounts of PHP annexed hereto. Any variation in the Audited accounts will trigger a pro rata adjustment in the number of Bladon share to be issued and a subsequent adjustment in the number of NYFW shares issued to the holders of the new Bladon Stock subject to the maximum 5% stated above

NYFW agree to repay the Loan Account of Ian Macdonald amounting to no more than Sterling £10,000 and to be substituted as guarantor for the Company's Business Loan from NatWest of £14,5000 maximum along with the Overdraft of £7,000 maximum 28 days after acceptance of the Audited Accounts of PHP and completion of Due Diligence on PHP and its subsidiaries.

Agreement NYFW and Ian Macdonald, Niall Johnson and Diane Batson-Smith

Ian Macdonald will be offered a seat on the Board of NYFW with specific responsibilities for Bladon Studios Limited and that company's Theatre and TV Motion Picture making subsidiaries. Ian Macdonald will also become Managing Director of PHP and Moonlit Pictures Limited

Signed: New York Film Works Inc.

Dated ____________

Signed Ian Macdonald

Dated ____________

Signed: Niall Johnson

Dated ____________

Signed: Diane Batson-Smith

Dated ____________